Exhibit 99.1

Thursday, September 30, 2004
9:00 a.m. ET
IMMEDIATE RELEASE: UPDATED
Contact: Melvin E. Meekins, Jr.
(410) 841-6925

Severn Commences Construction on Headquarters

Severn Savings Bank, FSB (“Severn”) through its wholly owned subsidiary, HS West, LLC, has commenced construction on an 82,000 square foot, more or less, headquarters building at the new Westgate Circle in Annapolis, Maryland.

Gardiner & Gardiner General Contractors, LLC has been engaged as the construction manager to construct the building, which is expected to be completed by February 2006.

The building will contain first floor retail shops and four floors of offices along with a four story parking garage, and additional parking under the building.

Severn intends to establish a branch on the first floor of the building and will occupy two floors of offices for its administrative, mortgage origination, and Homeowners Title facilities. Hyatt Commercial, a commercial real estate brokerage and property management firm, a subsidiary of Severn’s parent company, Severn Bancorp, Inc., will also be located within the building. The balance of the space within the building will be leased to others.

It is estimated that the cost of the building before tenant fit up will be approximately $18.25 million.

For additional information or questions, please contact Melvin E. Meekins, Jr., Executive Vice President or S. Scott Kirkley, Senior Vice President, Severn Bancorp, Inc. 1919A West Street, Annapolis, Maryland 21401, 410-268-4554, e-mail: mmeekins@severn.hpwsb.com or skirkley@severn.hpwsb.com.

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